Exhibit 99.1

Midas Reports Third Quarter Earnings of $0.06 Per Share

  Shop traffic increases by 10 percent in U.S. Midas shops
  U.S. comparable shop sales up 4.4 percent
  Results for quarter negatively impacted by $0.03 per share of arbitration costs and $0.02 resulting from the acquisition of Midas shops from franchisees

ITASCA, Ill.--(BUSINESS WIRE)--October 28, 2010--Midas, Inc. (NYSE: MDS) reported net earnings of $0.8 million—or $0.06 per diluted share—for the third quarter ended Oct. 2, 2010, compared to net earnings of $1.4 million—or $0.10 per diluted share—in 2009.

Third quarter 2010 results were negatively affected by $0.8 million of incremental legal and other arbitration expenses incurred in connection with the contractual dispute with the company’s master licensee in Europe. These arbitration costs had an after-tax impact of $0.03 per diluted share.

The current year was also negatively affected by the company’s acquisition of 27 franchised Midas shops, including the emergency acquisition in January of 22 Midas shops in Northern California from a troubled franchisee. In the third quarter, lost royalties and rents and operating losses from these shops had a negative $0.02 per share impact on a year-over-year basis.

Retail Sales

Midas shops in the United States reported their fourth consecutive quarter of improved comparable shop retail sales.

“Our marketing strategy of attracting new and repeat customers with value-priced oil changes continues to drive shop traffic, with an increase of 10 percent in average per shop car count at U.S. shops during the quarter—on top of a 17 percent increase in the third quarter last year,” said Alan D. Feldman, Midas chairman and chief executive officer. “Importantly, the average repair order, which began to decline when we implemented this marketing strategy in early 2009, has been stable throughout 2010.”

Feldman said that retail sales momentum in Midas’ U.S. shops accelerated in the third quarter as comparable shop sales were up by 4.4 percent during the third quarter compared to an increase of 2.2 percent in the first half of the year.

“Comparable shop oil change revenue increased by 14 percent in U.S. shops during the quarter while tire revenues were up by six percent,” Feldman said. “Brake sales, while still negative during the quarter at minus 1.6 percent, showed improvement over the 3.3 percent decline we experienced in the first half of this year and the 5.4 percent decline in 2009. Our Midas Way operations initiative is starting to make a difference.”

Midas retail sales were the strongest in the South and Central regions, with comparable shop increases of 8.6 and 8.4 percent, respectively. Northeast region sales were up by 2.2 percent and the West was slightly negative at minus 0.3 percent.

“We are pleased with the positive sales trends in U.S. Midas shops. We continue to see increases in shop traffic, comparable shop sales and maintenance services, as well as improvement in the brake category,” Feldman said.

“At the same time, our Canadian shops continue to face challenges along with other automotive service providers in that country,” Feldman said. “Third quarter comparable shop sales declined 2.8 percent in Canada.”

Results of Third Quarter, First Nine Months

Total sales and revenues for the third quarter were $48.8 million, compared to $46.4 million in 2009. Sales were $145.8 million for the first nine months, up from $137.1 million last year.

Total franchising revenues for the third quarter, including the Midas and SpeeDee businesses, were $13.8 million, compared to $14.0 million in 2009. The decline was due to the impact of foreign currency and lower initial franchise fees. The positive impact of the U.S. comparable shop sales gains were offset by the reduction in the North American franchised shop count. Total franchising revenues for the first nine months were $40.7 million compared to $41.0 million for the same period a year ago.

Real estate revenues were $8.0 million in the third quarter and $23.8 million for the first nine months, compared to $8.2 million in the quarter and $24.6 million in the first nine months last year. The decline in revenues was the result of fewer franchised Midas shops in operation. There were 526 rent-producing Midas shops at the end of the third quarter this year, down from 541 in 2009.

Retail sales at company-operated shops were $19.7 million in the third quarter and $60.0 million in the first nine months, up from $17.0 million and $49.4 million, respectively, for the same periods in 2009. These increases were due to comparable shop sales gains and an increase in the number of company-operated shops. Comparable sales at company-operated Midas shops increased by three percent during the third quarter. There were 110 company-operated Midas shops at the end of the third quarter this year, compared to 97 in 2009. There were also six company-operated SpeeDee shops in the third quarter this year, up from four last year.

Replacement part sales and product royalties were $5.9 million in the third quarter and $16.9 million for the first nine months, compared to $5.9 million and $18.0 million, respectively, in 2009. The decline in the first nine months is primarily the result of lower wholesale sales of tires to Midas shops in the U.S., despite the fact that retail sales of tires by Midas shops have increased.

Revenues from the R.O. Writer software business were $1.4 million in the third quarter and $4.4 million for the first nine months, compared to $1.3 million and $4.1 million for the same periods a year ago.

Selling, general and administrative (SG&A) expenses were $12.7 million for the quarter and $40.3 million for the first nine months, compared to $12.5 million and $39.6 million, respectively, in 2009. The SG& A was negatively affected by incremental legal fees and other expenses of $0.8 million in the third quarter and $2.7 million in the first nine months specifically related to the arbitration of the company’s contractual dispute with its master licensee in Europe.

The arbitration hearing took place in Geneva, Switzerland in July and a ruling is expected at any time. The company continues to believe that the case is without merit and, in accordance with the applicable arbitration rules, Midas has asked the arbitrators to award Midas full reimbursement for all these legal fees and other arbitration-related expenses should the company prevail in this arbitration.

Interest expense was $2.4 million for the quarter and $7.3 million for the first nine months, compared to $2.0 million for the quarter and $6.1 million for the first nine months in 2009. The increase was the result of resetting the interest rate spreads to current market rates under the revolving credit facility when the company extended this facility in December 2009. The company’s bank debt was $65.1 million at the end of the third quarter, compared to $70.1 million at the end of the second quarter and $77.4 million at the end of the third quarter in 2009.

The company recorded income tax expense of $0.8 million for the quarter and $2.1 million for the first nine months. Midas does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $65 million from previous years.

Cash Flow

Selected Cash Flow Information ($ in millions)	YTD Q3	YTD Q3
	2010	2009

Cash provided by operating activities before
net changes in assets and liabilities	$13.6	$16.2
Net changes in assets and liabilities	0.7	(3.6)
Net cash provided by operating activities	$14.3	$12.6

Capital investments	$(3.3)	$(3.4)
Cash paid for acquired businesses	$(3.5)	$(0.1)
Net repayments of long-term debt and leases	$(7.9)	$(7.3)

Net cash flow provided by operating activities was $14.3 million for the first nine months of fiscal 2010, compared to $12.6 million for the first nine months of 2009. This cash flow was primarily used to reduce debt and to fund the acquisition of 22 company-operated shops in Northern California in January and other capital investments.

SpeeDee Co-Brand Update

At the end of the third quarter, there were 39 co-branded shops as eight new co-brands were added during the quarter. These 39 shops include 12 SpeeDee shops that have added Midas repairs and services and 26 Midas shops that have added SpeeDee oil change services. A brand-new franchised Midas-SpeeDee shop opened as a co-brand in Texas last December.

Fourteen company-operated Midas shops in the Chicago and San Diego areas added SpeeDee services in 2009. An additional nine Midas company shops—three in the Chicago area, one in Indiana and five in Florida—have added SpeeDee since May 2010. As a group, the 23 company-owned Midas-SpeeDee co-branded shops reported comparable shop sales increases of 7.3 percent in the third quarter.

The two Midas franchisees who added SpeeDee services to their Midas shops in New York and Texas in late 2009, reported comparable shop retail sales increases of 15 percent in the quarter. A third Midas franchisee added SpeeDee services in Hawaii in the third quarter of 2010.

The six franchised SpeeDee shops that added Midas services in the first half of 2010 reported a five percent comparable shop sales increase in the third quarter. Two SpeeDee shops in Virginia also added Midas services late in the third quarter.

He said that the company expects a total of 50 co-branded shops to be in place by the end of this year.

2010 Outlook

“Midas will continue its marketing strategy of offering value-priced oil changes to attract customers, which are leading to continued improvements in customer count and retail sales,” Feldman said.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,350 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 172 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter ended fiscal September		For the nine months ended fiscal September
	2010	2009	2010	2009
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)

Sales and revenues:
Franchise royalties and license fees	$13.8	$14.0	$40.7	$41.0
Real estate revenues from franchised shops	8.0	8.2	23.8	24.6
Company-operated shop retail sales	19.7	17.0	60.0	49.4
Replacement part sales and product royalties	5.9	5.9	16.9	18.0
Software sales and maintenance revenue	1.4	1.3	4.4	4.1
Total sales and revenues	48.8	46.4	145.8	137.1
Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	5.8	16.6	17.1
Company-operated shop parts cost of sales	5.9	4.8	17.1	13.7
Company-operated shop payroll and employee benefits	8.5	7.4	25.3	21.1
Company-operated shop occupancy and other operating expenses	6.5	5.8	19.5	16.6
Replacement part cost of sales	5.1	5.2	14.6	15.8
Warranty expense	0.3	0.1	0.9	0.5
Selling, general, and administrative expenses	12.7	12.5	40.3	39.6
Loss on sale of assets, net	0.2	0.1	0.1	0.2
Business transformation charges	—	0.1	—	0.3
Total operating costs and expenses	44.9	41.8	134.4	124.9

Operating income	3.9	4.6	11.4	12.2

Interest expense	(2.4)	(2.0)	(7.3)	(6.1)
Other income, net	0.1	0.1	0.3	0.4

Income before income taxes	1.6	2.7	4.4	6.5
Income tax expense	0.8	1.3	2.1	3.7

Net income	$0.8	$1.4	$2.3	$2.8

Earnings per share:
Basic	$0.06	$0.10	$0.17	$0.21
Diluted	$0.06	$0.10	$0.17	$0.21

Average number of shares:
Common shares outstanding	13.8	13.7	13.7	13.7
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.9	13.8	13.8	13.8
Equivalent shares on outstanding stock awards	0.2	—	0.3	—
Shares applicable to diluted earnings	14.1	13.8	14.1	13.8

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal September 2010	Fiscal December 2009
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1.1	$0.9
Receivables, net	25.5	31.2
Inventories	5.1	5.6
Deferred income taxes	9.2	9.5
Prepaid assets	4.0	4.4
Other current assets	2.5	3.0
Total current assets	47.4	54.6
Property and equipment, net	82.7	86.4
Goodwill and other intangible assets, net	41.5	36.8
Deferred income taxes	44.8	46.1
Other assets	3.7	4.7
Total assets	$220.1	$228.6

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.5
Current portion of accrued warranty	2.0	2.0
Accounts payable	20.6	22.8
Accrued expenses	20.2	24.0
Total current liabilities	44.3	50.3
Long-term debt	65.1	71.9
Obligations under capital leases	1.5	1.6
Finance lease obligation	29.5	30.5
Pension liability	19.0	20.1
Accrued warranty	9.5	11.3
Deferred warranty obligation	6.5	5.3
Other liabilities	7.0	4.6
Total liabilities	182.4	195.6

Temporary equity:
Non-vested restricted stock subject to redemption	3.5	3.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	8.8	6.3
Treasury stock, at cost (3.5 million shares)	(71.8)	(71.5)
Retained income	113.3	111.0
Accumulated other comprehensive loss	(16.1)	(16.5)
Total shareholders’ equity	34.2	29.3
Total liabilities and shareholders’ equity	$220.1	$228.6

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016